EXHIBIT 99.1

ATMI REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER OF 2013
Revenues grew 6 percent compared with last year to $94.8 million
Income from continuing operations was $0.19 per diluted share
Income includes asset impairment charge of $0.28 per diluted share and a gain of $0.03 per diluted share

DANBURY, CT — February 4, 2014 — ATMI, Inc. (NASDAQ-GS: ATMI), a global technology company, today reported financial results for the fourth quarter of 2013.

Revenues from continuing operations were $94.8 million during the fourth quarter of 2013, an increase of 6 percent compared with $89.2 million during the same period last year, lifted by strong demand for products in Microelectronics, especially implant, and eVOLV™ license revenues. Income from continuing operations was $6.4 million, or $0.19 per diluted share, and included a pre-tax asset impairment charge of $11.5 million ($0.28 per diluted share), and a pre-tax gain of $1.2 million ($0.03 per diluted share) on the sale of a marketable security. Excluding these one-time items in the quarter, diluted earnings per share from continuing operations were $0.44. Income from continuing operations during the fourth quarter of 2012 was $11.9 million, or $0.36 per diluted share.

“We concluded 2013 on a strong note in regards to operating performance and strategic objectives”, said Chief Executive Officer Doug Neugold. “Microelectronics achieved meaningful revenue growth in a challenging demand environment, and we recognized license revenues for eVOLV, our electronic waste recovery technology. On the strategic front, the divestiture of LifeSciences to Pall Corporation allows us to recognize the value of the business while placing it in the hands of a strategic owner with the desire and ability to grow in single-use technology. Finally, with the pending acquisition by Entegris, Inc., the consolidation we have enabled within the semiconductor supply chain will result in an even stronger supplier of performance materials and related consumable technologies to the world’s integrated circuit (IC) producers.”

Operating expense increased due primarily to the $11.5 million impairment charge related to certain of our High Productivity Development assets. This action was taken to better align the research and development asset base with the select number of manufacturers producing leading node semiconductors.

ATMI will not conduct a conference call with analysts or investors to discuss these quarterly results due to the pending acquisition by Entegris, Inc. The company expects to file its form 10-K with the SEC on or about March 7, 2014.

About ATMI

ATMI, Inc., a global technology company, provides specialty materials, material processing, and safe, high-purity materials handling and delivery solutions designed to increase process efficiencies for the microelectronics and other industries. For more information, please visit http://www.atmi.com.

ATMI, eVOLV, and the ATMI logo are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries, or both.

Forward Looking Statements

Statements contained herein that relate to ATMI’s future performance, including, without limitation, statements with respect to ATMI’s anticipated results of operations or level of business for 2014 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or ATMI’s markets; competition, problems, or delays developing, commercializing, and delivering new products; customer-driven pricing pressure; potential loss of key customers; problems or delays in

Financial Results Q4 2013 — Page 2

integrating acquired operations and businesses; uncertainty in the credit and financial markets; ability to protect ATMI’s proprietary technology; and other factors described in ATMI’s Form 10-K for the year ended December 31, 2012 and other subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

#    #    #    #
Contact:	Troy Dewar
Vice President, Investor Relations and Corporate Communications
203.207.9349
tdewar@atmi.com

Financial Results Q4 2013 — Page 3

ATMI, INC.
SUMMARY STATEMENTS OF COMPREHENSIVE INCOME
 (in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$94,844	$89,180	$360,959	$365,849
Cost of revenues	47,460	44,577	185,013	179,258
Gross profit	47,384	44,603	175,946	186,591
Operating expenses:
Research and development	21,591	12,552	55,666	47,286
Selling, general and administrative	18,579	17,103	72,884	73,521
Total operating expenses	40,170	29,655	128,550	120,807
Operating income	7,214	14,948	47,396	65,784
Interest income	249	186	$944	$900
Other income (expense), net	730	285	2,616	$(58)
Income before income taxes	8,193	15,419	50,956	66,626
Provision for income taxes	1,805	3,510	12,197	18,331
Income from continuing operations	$6,388	$11,909	38,759	48,295

Income (loss) from discontinued operations, net of tax	(2,544)	711	(8,594)	(5,965)
Net income	$3,844	$12,620	$30,165	$42,330

Earnings per diluted share, continuing operations	$0.19	$0.36	$1.18	$1.48
Earnings (loss) per diluted share, discontinued operations	$(0.08)	$0.02	$(0.26)	$(0.18)

Weighted average shares outstanding - diluted	32,897	32,679	32,751	32,664

Comprehensive income	$4,961	$21,490	$23,068	$49,909

Financial Results Q4 2013 — Page 4
ATMI, INC.
SUMMARY BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2013	2012
	(Unaudited)
Assets
Cash & marketable securities (1)	$128,847	$154,106
Accounts receivable, net	58,009	53,684
Inventories, net	76,485	77,012
Other current assets	39,378	24,313
Assets held for sale	120,618	101,051
Total current assets	423,337	410,166
Property, plant, and equipment, net	120,462	111,720
Marketable securities, non-current (1)	2,225	12,073
Other assets	50,196	65,194
Total assets	$596,220	$599,153

Liabilities and stockholders’ equity
Accounts payable	$27,087	$35,847
Other current liabilities	15,511	31,296
Liabilities held for sale	$13,108	$12,377
Total current liabilities	55,706	79,520
Non-current liabilities	11,354	12,357
Stockholders’ equity	529,160	507,276
Total liabilities & stockholders’ equity	$596,220	$599,153

(1)	Total cash and marketable securities from continuing operations equaled $131.1 million and $166.2 million at December 31, 2013 and December 31, 2012, respectively.

4